GEEKNET ANNOUNCES EFFECTIVE DATE OF REVERSE STOCK SPLIT

MOUNTAIN VIEW, Calif., November 9, 2010 -- Geeknet, Inc. (Nasdaq: GKNT), the online network for the global geek community, today announced it has filed a Certificate of Amendment to its Amended and Restated Certification of Incorporation to effect its previously announced one-for-ten reverse stock split, following approval by the Company's stockholders owning a majority of its shares on October 14, 2010.

The split-adjusted shares of the Company's common stock will begin trading on the NASDAQ on November 10, 2010. The Company's shares will continue to trade under the symbol "GKNT," with a "D" added for 20 trading days to signify the reverse stock split has occurred. A new CUSIP number has been assigned to the Company's common stock as a result of the reverse stock split.

The 1-for-10 reverse stock split will convert 10 shares of the Company's common stock into 1 share of common stock. The reverse stock split affects all issued and outstanding shares of the Company's common stock immediately prior to the effectiveness of the reverse stock split on November 10, 2010.

The reverse stock split will reduce the number of shares of the Company's common stock outstanding from approximately 62 million shares to approximately 6.2 million shares. The number of authorized shares of common stock will be reduced from 250,000,000 to 25,000,000 shares, and authorized shares of preferred stock from 10,000,000 to 1,000,000.

Computershare Trust Company, together with its affiliate Computershare, Inc., the transfer agent for the Company, will act as Exchange Agent for the exchange. Stockholders will receive the forms and notices to exchange their existing shares for new shares from the Exchange Agent or their broker. No fractional shares will be issued if, as a result of the reverse stock split, a registered stockholder will otherwise become entitled to a fractional share. Instead, stockholders who otherwise would be entitled to receive fractional shares because they hold a number of shares not evenly divisible by ten, will automatically be entitled to receive cash in lieu of the fractional share. Additional details related to the reverse stock split may be obtained from the Company's Proxy Statement dated September 24, 2010. A copy of the Proxy Statements is available on the Company's web site under SEC filings at www.geek.net.

About Geeknet, Inc.

Geeknet is the online network for the global geek community. Our sites include SourceForge, Slashdot, ThinkGeek, Geek.com, and freshmeat. We serve an audience of over 51 million users* each month and provide the tech-obsessed with content, culture, connections, commerce, and all the things that geeks crave. Want to learn more? Check out geek.net.

(*September 2010 Unique Visitors 51.3M. Source: Google Analytics and Omniture)

Geeknet is a trademark of Geeknet, Inc. SourceForge, Slashdot, ThinkGeek, Geek.com, and freshmeat are trademarks of Geeknet, Inc. in the United States and other countries. All other trademarks or product names are property of their respective owners.

Investor Relations Contact:
The Blueshirt Group
Todd Friedman, todd@blueshirtgroup.com
Stacie Bosinoff, stacie@blueshirtgroup.com
Phone: (415) 217-7722